EXHIBIT 99.1

E.K. Ranjit

Chief Financial Officer

Digimarc Corporation

503-495-4625

Leslie Constans

Digimarc Public Relations

503-495-4568

lconstans@digimarc.com

FOR IMMEDIATE RELEASE

Digimarc Reports Second Quarter Results, Marking Sixth
Consecutive Quarter of Improved Financial Performance

Tualatin, OR – July 22, 2003 – Digimarc Corporation (NASDAQ: DMRC) today announced total revenues of $22.5 million and net income of $287,000 for the quarter ended June 30, 2003. This marked the company’s second consecutive profitable quarter as a public company, and its sixth consecutive quarter of improved financial performance.

Total revenues for the second quarter of 2003 were $22.5 million, up $1.7 million or 8% from the $20.8 million reported in the comparable period of 2002.  Basic and diluted net income per share for the second quarter of 2003 were $0.02 based on 17.79 million weighted average shares outstanding for the quarter (basic) and 18.54 million weighted average shares outstanding for the quarter (diluted).  This compares with basic and diluted net loss per share of ($0.20) based on 17.29 million weighted average shares for the comparable period of 2002.

Total revenues for the first six months of 2003 were $44.3 million, up $5.0 million or 13% from the $39.3 million reported in the comparable period of 2002.  Basic and diluted net income per share for the first six months of 2003 was $0.02 compared to basic and diluted net loss per share of ($0.44) reported in the comparable period of 2002.

“We are pleased with our second quarter results, which saw revenues grow sequentially and exceeded our guidance,” said E.K. Ranjit, CFO of Digimarc. “We reported a second consecutive quarter of profitability that exceeded First Call earnings per share consensus by 1 cent for the quarter. Furthermore, we saw continued improvement in key financial performance indicators and generated positive cash flow from operations."

“Our Q2 financial performance reflects the steady progress that our ID Systems’ business has made over the past 18 months as we establish Digimarc as a leading force in the global secure personal identification marketplace. During the quarter, we began to demonstrate the synergy between our principle areas of business, as Nebraska, New Jersey, Michigan and Vermont announced adoption of digital watermarking security features in their driver licenses.  We expect many more states to do likewise in the near future. This combination of a well-managed business and leading edge security solutions enables us to provide issuing authorities with highly cost effective means to establish secure personal identification,” said Bruce Davis, Digimarc chairman and CEO.

Davis continued, noting that “secure personal identification solutions is a substantial growth opportunity for digital watermarking as it adds momentum to the early successes we’ve seen in counterfeit deterrence and copyright protection applications. There was a big success story in the quarter in these areas when Corbis, one of our long-standing customers for Digimarc ‘ImageBridge’ watermarking and a leading supplier of creative, news, historical, celebrity and art imagery, was widely quoted regarding the extraordinary success they have enjoyed in using our watermarking solutions for identifying and monetizing unlicensed uses of their imagery.”

Finally, Davis, commenting on Digimarc’s continuing improvements in alignment of the company’s resources to foster profitable growth, remarked that “to capitalize on these successes and continue to provide strong customer satisfaction and shareholder value, we have organized the company into a portfolio of peer-level operating units under a corporate umbrella, with two units:  Watermarking Solutions and ID Systems, overseen by a small corporate staff.  The new structure will facilitate effective management of the continuing growth and expansion of our business.”

Business Outlook

The following statements concerning projections of future financial performance are based on current expectations.  These statements are forward-looking, subject to risks and uncertainties, and actual results may differ materially. These statements do not include the potential impact of any investments outside the ordinary course of business or mergers and acquisitions. Continuing uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters.

Digimarc estimates that third quarter 2003 total revenues will be in the range of $23.0 million to $24.0 million.  Revenues are highly dependent on a number of factors including, but not limited to, general economic conditions, the company’s ability to predict card issuance volumes from existing state drivers license programs, the company’s ability to secure new contracts, the political and competitive environment in countries in which the company seeks business, changes in customer order or usage patterns, and changes in the demand for the company’s products and services.

Digimarc expects the percentage of gross profit to total revenues in the third quarter of 2003 to be in the range of 43 to 46 percent. Gross profit may be higher or lower than expected due to a number of factors including, but not limited to, competitive pricing actions, changes in estimated product costs, changes in the company’s estimated product mix, and changes in revenue levels.

Digimarc expects combined operating expenses for research, development and engineering and selling, general and administrative of approximately $9.5 million to $10.5 million in the third quarter of 2003.  Operating expenses, particularly certain marketing and compensation-related expenses, vary depending on the level of revenue and profits.

Digimarc expects non-cash charges related to the amortization of deferred stock compensation to be approximately $300,000 in the third quarter. These charges relate to options granted to employees in 1999, prior to the company’s initial public offering.  The company will record the last of these charges in the fourth quarter of 2003.

Digimarc expects to record a provision for income taxes of approximately $50,000 during the third quarter of 2003 that relates to taxes payable in foreign locations.  Income taxes for domestic operations are expected to be zero during the same period due to net operating loss carry forward benefits the company has from prior periods.

Digimarc expects other income, consisting mainly of interest income, to be approximately $150,000 in the third quarter of 2003, assuming no material change in average cash balances or interest rates from the first quarter.

Digimarc estimates diluted earnings per share to be in the range of  $0.05 to $0.07 for the third quarter of 2003. For the full year 2003, the company is comfortable with the First Call Consensus of $0.19 diluted earnings per share.

Conference Call:

Digimarc will hold its Q2 2003 earnings conference call today, at 2 p.m. PDT/5 p.m. EDT.  The call will feature Bruce Davis, Digimarc chairman and CEO; Paul Gifford, Digimarc president and COO; and E.K. Ranjit, Digimarc CFO.  As in the past, the event will be open to the general public and the media.  The call will be broadcast live by Web cast at www.digimarc.com or www.streetevents.com.  At Digimarc’s Web address, the call will be available by clicking on the “Q2 Earnings Release Conference Call” icon on the "Investor Relations" page.  This Web cast will also be available for later listening at www.digimarc.com/investor/events.asp and www.streetevents.com for two weeks following the live call.  Thereafter, the Web cast will be archived and available at http://www.digimarc.com/investor/events.asp under the subcategory “Webcast Archives.”

About Digimarc

Digimarc Corporation (NASDAQ: DMRC) is a leading supplier of digital watermarking and secure personal identification technologies and solutions used in a wide range of security, identification and digital media content applications.

Digimarc provides more than 60 million personal identification documents and driver licenses per year for 33 U.S. states and more than 24 countries. Digimarc’s digital watermarking technology provides a persistent digital identity to all media content and enhances the security of financial documents, identity documents and digital images.

Digimarc has an extensive intellectual property portfolio, with 113 issued U.S. patents with more than 2,000 claims, and more than 350 pending patent applications in digital watermarking, personal identification and related technologies. The company is headquartered in Tualatin, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; San Francisco, California; and the Washington DC area; and European offices in London and Vienna. Please go to www.digimarc.com for more company information.

Securities Safe Harbor

With the exception of historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements reflective of financial guidance for Digimarc’s third fiscal quarter and fiscal year 2003, statements about potential future adoption of digital watermarking security features in driver licenses and any implications these statements concerning growth opportunities for the company and its products, statements regarding expectations from changes and improvements to Digimarc’s business organization and other statements containing words such as “believes,” “expects,” “estimates” or “anticipates” and words of similar import or statements of management’s opinion.  These statements are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements herein or from historical results, due to, among other things, changes in economic, business, competitive, technological and/or regulatory factors. More detailed information about these factors is set forth in filings by Digimarc with the Securities and Exchange Commission, including without limitation Digimarc’s most recent quarterly report on Form 10-Q under Item 2 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) thereof under the captions “Overview”, “Critical Accounting Policies and Estimates”, “Liquidity and Capital Resources”, “Risks Related to Our Business” and “Risks related to Our Markets”. Guidance offered by Digimarc represents a point-in-time estimate made by management of Digimarc.  Digimarc is not obligated to (and expressly disclaims any obligation to) revise or update any forward-looking statements, including guidance, in order to reflect events or circumstances that may arise after the date of this press release, whether they arise as a result of new information, future events, or otherwise.

Digimarc Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Digimarc Digital Watermarking (DWM)	$2,429	$2,427	$4,789	$4,554
Digimarc ID Systems (DIDS)	20,117	18,412	39,461	34,741
Total revenues	22,546	20,839	44,250	39,295

Cost of revenues	12,293	12,099	24,239	22,713

Gross profit	10,253	8,740	20,011	16,582
Percentage of gross profit to total revenues	45.5%	41.9%	45.2%	42.2%

Operating expenses:
Research, development and engineering	2,003	2,702	4,049	5,398
Selling, general and administrative	7,647	8,704	14,952	17,828
Restructuring charges	—	575	—	575
Stock-based compensation	418	463	862	934
Total operating expenses	10,068	12,444	19,863	24,735

Operating income (loss)	185	(3,704)	148	(8,153)

Other income (expense), net	154	321	270	617
Income (loss) before provision for income taxes	339	(3,383)	418	(7,536)
Provision for income taxes	52	—	102	—
Net income (loss)	$287	$(3,383)	$316	$(7,536)

Net income (loss) per share – basic	$0.02	$(0.20)	$0.02	$(0.44)
Net income (loss) per share – diluted	$0.02	$(0.20)	$0.02	$(0.44)

Weighted average shares – basic	17,790	17,293	17,726	17,203
Weighted average shares – diluted	18,540	17,293	18,426	17,203

Digimarc Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	June 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$25,013	$30,382
Restricted cash	16,281	15,702
Short-term investments	10,355	7,090
Total cash, cash equivalents and investments	51,649	53,174
Accounts receivable, net	15,422	15,133
Inventory, net	5,831	5,091
Other current assets	2,155	3,107
Total current assets	75,057	76,505

Long-term assets, net	58,756	55,962
Total assets	$133,813	$132,467

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,965	$8,008
Accrued payroll and related costs	2,081	1,387
Deferred revenue	4,499	3,732
Other current liabilities	17	69
Total current liabilities	11,562	13,196

Other long-term liabilities	2	7

Stockholders’ equity	122,249	119,264
Total liabilities and stockholders’ equity	$133,813	$132,467

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